MEDTRUST MEDICAL GROUP, INC.
                                         , Virginia
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR SPECIAL MEETING OF MEMBERS TO BE HELD
                                           , 199
    The undersigned acknowledges receipt of the Notice of Special Meeting and
Proxy Statement and Prospectus dated             , 199 , and revoking all prior
proxies, hereby appoints NORMAN A. MARCUS, M.D. as proxy, with full power of substitution, and hereby authorizes him to represent and vote, as directed below, the membership interest in Medtrust Medical Group, Inc. held of record by
the undersigned on             , 199 , at the Special Meeting of Members to be
held on             , 199 , and at any adjournment thereof.

    (1) To approve the Plan and Agreement of Merger dated November 15, 1996, among Medtrust Medical Group, Inc., a Virginia nonstock corporation, Doctors Health System, Inc., a Maryland corporation, and Doctors Health of Virginia, Inc., a Virginia stock corporation, including those terms of the Plan and Agreement of Merger in which one or more directors have a material financial interest. As a condition to the merger, Norman A. Marcus, M.D. and A. Roger Wiederhorn, M.D. will enter into employment agreements with Doctors Health System, Inc. From November 15, 1996 until such time as the merger is effective, the salaries of Dr. Marcus and Dr. Wiederhorn will be reimbursed by Doctors Health System, Inc. In addition, certain members of the Board of Directors of Medtrust Medical Group, Inc. will receive compensation from Doctors Health System, Inc. in consideration of the extensive time which they have committed to the merger negotiations.

               IN FAVOR               AGAINST               ABSTAIN

    (2) IN THEIR DISCRETION, on such other matters as may properly come before the Special Meeting.

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        This proxy is revocable at any time prior to its exercise. This proxy, when properly executed, will be voted as directed. Where no direction is given, this proxy will be voted FOR Proposal 1.

                               Please sign your name(s) exactly as they appear hereon. If signer is a corporation, please sign the full corporate name by a duly authorized officer. If an attorney, guardian, administrator, executor, or trustee, please give full title as such. If a partnership, sign in partnership name by authorized person.
                               Date:                                    , 199
                               Please complete, date, sign and return this proxy promptly in the accompanying envelope.